Calculation of Filing Fee Table

Form SC TO-I

(Form Type)

GENIUS SPORTS LIMITED

(Exact Name of Registrant as Specified in its Charter)

Table 1 - Transaction Valuation

	Transaction Valuation(1)	Fee Rate	Amount of Filing Fee(2)

Fees to Be Paid	$6,331,015.35	$0.00011020	$697.68

Fees Previously Paid	—		—

Total Transaction Valuation	$6,331,015.35

Total Fees Due for Filing			$697.68

Total Fees Previously Paid			—

Total Fee Offsets			—

Net Fee Due			$697.68

(1)

Calculated solely for purposes of determining the amount of the filing fee. This amount is based upon the the maximum number of ordinary shares that may be issued upon exercise of the warrants that may be amended pursuant to the Warrant Amendment. The transaction value was determined by using the average high and low prices of the warrants as reported on the NYSE on November 14, 2022, which was $0.8256 per warrant.

(2)	The amount of the filing fee, calculated in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, equals $110.20 per each million dollar of the transaction valuation.